Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard Davis
Chief Operating Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Appoints Frank Martin Permanent President & CEO

Company to Reduce Board Seats to Five;

James E. Lock to Remain on Scientific Advisory Board

BOSTON, Mass., April 14, 2009 – NMT Medical, Inc. (NASDAQ: NMTI) announced today that Frank Martin has been appointed to the position of President and Chief Executive Officer permanently, thereby ending its search for a new CEO. Mr. Martin had been appointed interim president and chief executive officer upon the retirement of John E. Ahern in February 2009. In addition, the Company announced that James E. Lock, M.D. will not stand for re-election as a director on the Company’s Board of Directors at the annual meeting scheduled for June 4, 2009. Dr. Lock will continue to work with the Company as an unpaid advisor on NMT’s newly formed scientific advisory board. As a result, NMT will reduce the number of seats on its Board to five.

NMT’s Chairman of the Board James J. Mahoney, Jr. said, “The Board would like to thank Jim for his eight years of distinguished leadership while serving as a director at NMT. We have greatly benefited from his expertise and the outstanding contributions he has made to our Company. We will miss his valuable insights as a Board member, but look forward to continuing to work with him while he plays a leadership role on our scientific advisory board.”

Lock added, “I remain deeply committed to the success of NMT. In the current regulatory climate, it has become more important to distance myself from any material conflict of interest associated with my role as an inventor of the CardioSEAL®, STARFlex®, and BioSTAR® devices, and my role on the NMT Board. This fact, plus my confidence in the leadership of Frank Martin, Rick Davis, Jim Mahoney, and the rest of the NMT Board, has led me to decide not to run for re-election.”

Commenting on Frank Martin’s appointment, Mahoney said, “We determined that Frank is the right person to lead NMT at this time. Frank exudes every quality we were looking for in our executive search, most importantly a strong background in sales and marketing and an impressive track record of success in heading-up interventional cardiology companies and divisions over many years. He is an exceptional leader who has been working closely with the Company since joining the Board in 2001. We are delighted that he accepted the longer-term leadership position at NMT.”

Martin said, “When I was appointed to the role of interim president and CEO, I initially expected to help find a qualified candidate and then return to my previous responsibilities on the Board and elsewhere. Now that I am more deeply involved in the day-to-day operations of the Company, working with Rick Davis and the rest of the management team, it has become clear that my background and knowledge of the industry will be beneficial to NMT at this time.”

“Keeping the Company’s best interest in mind, I have excused myself from other future commitments I had in order to maintain my focus on NMT. I look forward to advancing NMT to the next stage of growth as we transition from a company with a research and development and clinical regulatory emphasis to one more focused on sales and marketing, particularly for our lead product, BioSTAR®. We look forward to speaking with investors in greater detail on our quarterly results conference call scheduled for May 5, 2009,” concluded Martin.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements which involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report Form 10-K for the year ended December 31, 2008 and subsequent filings with the U.S. Securities and Exchange Commission.